Exhibit 99.1

PRESS RELEASE

For:                                         THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES THIRD QUARTER RESULTS

Santa Monica, CA (11/04/03) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and nine months ended September 30, 2003 which included net income to common stockholders for the three months ended September 30, 2003 of $39.7 million, or $.69 per share-diluted compared to net income of $11.7 million or $.32 per share-diluted for the three months ended September 30, 2002. Net income in the quarter ended September 30, 2003 was positively impacted by net gain on sales of consolidated assets of $23 million or $.31 per share compared to no gain or loss on sales and write downs of consolidated assets in the quarter ended September 30, 2002. Net income to common stockholders for the nine months ended September 30, 2003 was $87.7 million or $1.64 per share-diluted compared to $27.7 million or $.77 per share-diluted for the nine months ended September 30, 2002.

Funds from operations (“FFO”) per share – diluted for the quarter ended September 30, 2003 was $.85 compared to $.85 for the comparable period in 2002 and FFO per share-diluted for the nine months ended September 30, 2003 increased 15% to $2.54 compared to $2.21 for the comparable period in 2002.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Highlights included:

•                  Macerich signed 351,000 square feet of specialty store leases at average initial rents of $39.08 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 18% higher than expiring rents on a comparable space basis.

•                  Total same center tenant sales for the quarter ended September 30, 2003 were up 1.9% compared to the third quarter of 2002, comparable tenant sales were up 1.2% over the quarter ended September 30, 2002.

•                  The quarterly dividend was increased to $.61 per share to stockholders of record on November 15, 2003.  Macerich has increased its dividend each year since becoming a public company in 1994.  The annualized dividend yield based on the closing price on the date of declaration was 6.15%.

•                  Portfolio occupancy remained high at 92.9% down from 93.5% at September 30, 2002.

•                  On September 15, 2003, the Company closed on the $128.5 million acquisition of Northridge Mall in Salinas, California.

FFO per share – diluted was $.85 compared to $.85 per share for the quarter ended September 30, 2002 after reflecting the recent accounting rule changes and the FFO definition discussed below.  In compliance with the Securities and Exchange Commission’s Regulation G relating to non–GAAP financial measures, the Company has revised its FFO definition as of January 1, 2003 and for all prior periods presented, to include gain or loss on sales of peripheral land and the effect of SFAS No. 141.  The Company’s revised definition is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”).  Furthermore, effective January 1, 2003 and for all prior periods presented, loss on early extinguishment of debt is no longer considered to be an extraordinary item and accordingly is included in FFO.   The impact of these changes is identified below:

	All amounts per share
	For the 3 months ended: September 30:		For the 9 months ended: September 30:
	2003	2002	2003	2002
FFO-diluted per share as reported:	$.85	$.85	$2.54	$2.21
Included in FFO/share is the impact of:
Loss on early extinguishment of debt	$.00	$(.014)	$.00	$(.014)
Impact of SFAS 141	$.015	$.00	$.047	$.00
Gain on peripheral land sales	$.01	$.038	$.02	$.038

Commenting on results, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “Excluding the impact of the temporary financing on the Westcor acquisition which increased our leverage for the third quarter and part of the fourth quarter of 2002, the FFO growth per share was approximately 9% for the quarter.  During the quarter we saw the continuation of strong releasing spreads and good leasing activity.  In addition, we made tremendous progress on our balance sheet and have reduced our floating rate debt exposure considerably.”

Acquisition Activity

On September 15, 2003 the Company closed on the $128.5 million acquisition of Northridge Mall in Salinas, California.  Northridge is a 973,000 square foot super-regional mall anchored by Macy’s, JCPenney, Sears and Mervyns.  At September 30, 2003, the mall was 93% occupied and annual tenant sales per square foot were $351.

On August 28, 2003, Macerich entered into an acquisition and contribution agreement to purchase Biltmore Fashion Center in Phoenix, Arizona.  Macy’s and Saks Fifth Avenue anchor Biltmore.  As of September 30, 2003 the center’s annual tenant sales per square foot were $479.  Closing on this $158.5 million acquisition is expected in the fourth quarter of 2003.

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continued.  The project will increase the size of the center from 620,000 square feet to approximately one million square feet.  Completion is planned in phases starting in mid 2004 with stabilization expected in 2005.   Leasing activity has been strong with over 84% of the total shop expansion space already leased, including 92% for the phase one space.

At Lakewood Center, Target opened a two-level Target store in September 2003.

Bon Marche opened a new department store at Redmond Town Center in July 2003.

Construction continues at Scottsdale 101, a 600,000 square foot power center in North Phoenix.  The power center is being built in phases through 2004.  Circuit City and Bed Bath and Beyond recently opened.

Progress also continues at La Encantada, a 258,000 square foot specialty center in Tucson, Arizona, which will feature Adrienne Vittadini, Ann Taylor, Apple Computer, Cache, Pottery Barn, Tommy Bahama and Williams-Sonoma.  This project is planned to open in phases through 2004.

At Sommersville Town Center in Antioch, California a new 105,000 square foot Macy’s store is under construction and expected to open in the fall of 2004.

Nordstrom announced plans to open a 124,000 to 144,000 square foot store at the Oaks Mall in Thousand Oaks, California.  This store opening is planned in conjunction with an expansion of the existing mall tentatively scheduled to open in the fall of 2006.

Dispositions

The Company continues to dispose of non-core assets and to recycle capital.  On August 4, 2003, the Company sold Bristol Center, a 161,000 square foot community center in Southern California.  The sale price was approximately $30 million.  This sale brings the total dispositions for the year to approximately $153 million.

Financing Activity

The Company is scheduled to close today on the refinancing of the existing $180 million floating rate loan on FlatIron Crossing.  The existing loan will be paid off and refinanced with a $200 million, fixed rate 10-year loan bearing interest at 5.23%.  In addition, the Company has recently closed on 5-year fixed rate loans on Chandler Festival for $32 million at 4.37% and Chandler Gateway for $20 million at 5.19%.

Also, the Company has reached agreement on an $85 million, 5-year fixed rate loan with an interest rate of 4.63% on Northridge Mall.  The loan will close within the next six months at the Company’s election.  Loan proceeds are expected to be used to pay down the Company’s unsecured floating rate debt.

In addition, in connection with the Company’s $250 million unsecured term loan, an interest rate swap agreement has been entered into to fix the interest rate at 4.45% from November 2003 to October 13, 2005.

Earnings Guidance

The Company is providing revised year 2003 EPS and FFO per share guidance in the following ranges:

Guidance for 2003	Range:
Fully Diluted EPS	$2.11	$2.25
Plus: Real Estate Depreciation and Amortization	$1.86	$1.78
Less: Gain on Sale of Assets	$ .45	$ .45
Fully Diluted FFO per share	$3.52	$3.58

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through September 30, 2003.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 58 million square feet of gross leaseable area consisting primarily of interests in 57 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com, through Vcall at www.vcall.com, and CCBN at www.ccbn.com.  The call begins today, November 4, 2003 at 10:00 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Three Months Ended September 30		For the Three Months Ended September 30		For the Three Months Ended September 30
	Unaudited				Unaudited
	2003	2002	2003	2002	2003	2002
Minimum Rents (e)	71,371	62,107	(291)	(1,668)	71,080	60,439
Percentage Rents	2,071	1,961	—	—	2,071	1,961
Tenant Recoveries	39,923	33,999	(34)	(307)	39,889	33,692
Other Income	4,356	3,500	(33)	(30)	4,323	3,470

Total Revenues	117,721	101,567	(358)	(2,005)	117,363	99,562

Shopping center and operating expenses (c)	41,816	35,566	(203)	(1,328)	41,613	34,238
Depreciation and amortization	25,364	21,479	(49)	(390)	25,315	21,089
General, administrative and other expenses (c)	2,811	1,886	—	—	2,811	1,886
Interest expense	31,858	36,255	—	(254)	31,858	36,001
Loss on early extinguishment of debt	126	870	—	—	126	870
Gain (loss) on sale or writedown of assets	23,015	(6)	(22,745)	(7)	270	(13)
Pro rata income (loss) of unconsolidated entities (c)	13,252	15,550	—	—	13,252	15,550
Income (loss) of the Operating Partnership from continuing operations	52,013	21,055	(22,851)	(40)	29,162	21,015

Discontinued Operations:
Gain (loss) on sale of asset	—	—	22,745	7	22,745	7
Income from discontinued operations	—	—	106	33	106	33
Income before minority interests	52,013	21,055	—	—	52,013	21,055
Income allocated to minority interests	10,214	4,184	—	—	10,214	4,184
Net income before preferred dividends	41,799	16,871	—	—	41,799	16,871
Dividends earned by preferred stockholders (a)	2,067	5,195	—	—	2,067	5,195
Net income to common stockholders	39,732	11,676	—	—	39,732	11,676

Average # of shares outstanding - basic	53,396	36,260			53,396	36,260
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	67,042	49,252			67,042	49,252
Average shares outstanding - diluted for FFO (d)	75,307	62,852			75,307	62,852

Per share income- diluted before discontinued operations	—	—			0.39	0.32
Net income per share-basic	0.74	0.32			0.74	0.32
Net income per share- diluted	0.69	0.32			0.69	0.32
Dividend declared per share	0.57	0.55			0.57	0.55
Funds from operations “FFO” (b) (d)- basic	61,696	45,934			61,696	45,934
Funds from operations “FFO” (a) (b) (d) - diluted	63,763	53,572			63,763	53,572
FFO per share- basic(b) (d)	0.92	0.93			0.92	0.93
FFO per share- diluted (a) (b) (d)	0.85	0.85			0.85	0.85

Results of Operations:

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Nine Months Ended September 30		For the Nine Months Ended September 30		For the Nine Months Ended September 30
	Unaudited				Unaudited
	2003	2002	2003	2002	2003	2002
Minimum Rents (e)	216,538	160,244	(2,119)	(3,743)	214,419	156,501
Percentage Rents	5,041	4,250	—	(22)	5,041	4,228
Tenant Recoveries	116,579	85,438	(336)	(586)	116,243	84,852
Other Income	12,233	8,164	(58)	(37)	12,175	8,127

Total Revenues (e)	350,391	258,096	(2,513)	(4,388)	347,878	253,708

Shopping center and operating expenses (c)	123,060	88,982	(845)	(2,167)	122,215	86,815
Depreciation and amortization	73,853	55,229	(336)	(809)	73,517	54,420
General, administrative and other expenses (c)	8,832	5,430	—	—	8,832	5,430
Interest expense	98,847	86,415	—	(254)	98,847	86,161
Loss on early extinguishment of debt	126	870	—	—	126	870
Gain <loss> on sale or writedown of assets	34,567	10,209	(22,584)	(13,923)	11,983	(3,714)
Pro rata income of unconsolidated entities (c)	42,859	20,955	—	—	42,859	20,955
Income (loss) of the Operating Partnership from continuing operations	123,099	52,334	(23,916)	(15,081)	99,183	37,253

Discontinued Operations:
Gain on sale of asset	—	—	22,584	13,923	22,584	13,923
Income from discontinued operations	—	—	1,332	1,158	1,332	1,158
Income before minority interest	123,099	52,334	—	—	123,099	52,334
Income allocated to minority interests	22,913	9,364	—	—	22,913	9,364
Net income before preferred dividends	100,186	42,970	—	—	100,186	42,970
Dividends earned by preferred stockholders (a)	12,458	15,222	—	—	12,458	15,222
Net income <loss> to common stockholders	87,728	27,748	—	—	87,728	27,748

Average # of shares outstanding - basic	52,305	35,739			52,305	35,739
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	65,995	47,525			65,995	47,525
Average shares outstanding - diluted for FFO (d)	75,124	61,125			75,124	61,125

Per share income- diluted before discontinued operations	—	—			1.32	0.46
Net income per share-basic	1.68	0.78			1.68	0.78
Net income per share- diluted	1.64	0.77			1.64	0.77
Dividend declared per share	1.71	1.65			1.71	1.65
Funds from operations “FFO” (b) (d)- basic	178,351	112,779			178,351	112,779
Funds from operations “FFO” (a) (b) (d) - diluted	190,809	135,252			190,809	135,252
FFO per share- basic(b) (d)	2.70	2.37			2.70	2.37
FFO per share- diluted (a) (b) (d)	2.54	2.21			2.54	2.21

(a)          The Company issued $161,400 of convertible debentures in June and July, 1997. The debentures were convertible into common shares at a conversion price of  $31.125 per share. The debentures were paid off in full in December 2002.  On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another $150,000 of convertible preferred stock was issued.  The convertible preferred shares can be converted on a 1 for 1 basis for common stock.  These preferred shares are assumed converted for purposes of net income per share for 2003 and are not assumed converted for purposes of net income per share for 2002 as it would be antidilutive to that calculation.  On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares.  The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and nine months ended September 30, 2003 by $663 and $1,252, respectively, or by $.01 per share and $.02 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three and nine months ended September 30, 2003 by $1.2 million and $3.5 million, respectively, or by $.015 per share and $.047 per share, respectively. During the three and nine months ended September 30, 2002, there were $2,349 or $0.038 per share of outparcel sales. There was no impact of SFAS No. 141. The Company adopted SFAS No 141 (see Note (e) below) effective October 1, 2002.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented and and for Macerich Management Company through June 2003.  Effective July 1, 2003, the Company has consolidated Macerich Management Company.  Certain reclassifications have been made in the 2002 financial highlights to conform to the 2003 financial highlights presentation.

(d)         The Company has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)          Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. The impact on EPS for the three and nine months periods ending September 30, 2003 was approximately $.02 per share and $.05 per share, respectively. In accordance with the NAREIT definition of FFO, the impact of this accounting treatment is included in FFO.

(f)            In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002 have been reclassified into “discontinued operations” on the consolidated statements of operations. Additionally, the Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations. The Company sold Bristol Center on August 4, 2003, and the results for the period January 1, 2002 to September 30, 2002 and for the period January 1, 2003 to August 4, 2003 have been reclassified to discontinued operations. The sale of Bristol Center resulted in a gain on sale of asset of $22.3 million.

Summarized Balance Sheet Information

	September 30 2003	Dec 31 2002
	(UNAUDITED)
Cash and cash equivalents	$77,652	$53,559
Investment in real estate, net (i)	$3,222,753	$2,842,177
Investments in unconsolidated entities (j)	$564,654	$617,205
Total Assets	$4,030,833	$3,662,080
Mortgage and notes payable	$2,621,670	$2,291,908

	September 30 2003	September 30 2002
Additional financial data as of:
Occupancy of centers (g)	92.90%	93.50%
Comparable quarter change in same center sales (g) (h)	1.90%	1.80%

Additional financial data for the nine months ended:
Acquisitions of property and equipment - including joint ventures prorata	$152,370	$923,219
Redevelopment and expansions of centers- including joint ventures prorata	$121,377	$26,967
Renovations of centers- including joint ventures at prorata	$12,016	$4,241
Tenant allowances- including joint ventures at prorata	$5,675	$9,901
Deferred leasing costs- including joint ventures at prorata	$14,074	$12,192

(g)   excludes redevelopment properties- Crossroads Mall- Boulder, and Parklane Mall.

(h)   includes mall and freestanding stores.

(i)    includes construction in process on wholly owned assets of $259,953 at September 30, 2003 and $111,517 at December 31, 2002.

(j)             the Company’s prorata share of construction in process on unconsolidated entities of $19,161 at September 30, 2003 and $16,147 at December 31, 2002.

PRORATA SHARE OF JOINT VENTURES

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Unaudited)	Unaudited		Unaudited
	(All amounts in thousands)		(All amounts in thousands)
	2003	2002	2003	2002
Revenues:
Minimum rents	$38,979	$38,122	$117,654	$91,494
Percentage rents	1,250	1,027	3,538	2,787
Tenant recoveries	17,048	16,047	50,005	37,503
Management fee (c)	—	2,573	5,250	6,888
Other	1,077	806	3,381	2,136
Total revenues	58,354	58,575	179,828	140,808

Expenses:
Shopping center expenses	19,425	17,761	57,625	44,468
Interest expense	14,395	14,398	42,311	35,786
Management company expense (c)	—	2,317	3,014	6,165
Depreciation and amortization	11,240	11,076	34,180	25,541
Total operating expenses	45,060	45,552	137,130	111,960

Gain (loss) on sale or writedown of assets	(41)	2,527	160	(7,893)

Net income	13,253	15,550	42,858	20,955

RECONCILIATION OF NET INCOME TO FFO

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

Net income - available to common stockholders	$39,732	$11,676	$87,728	$27,748

Adjustments to reconcile net income to FFO- basic
Minority interest	10,214	4,184	22,913	9,364
(Gain) loss on sale of wholly owned assets	(22,310)	6	(33,708)	(10,209)
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata)	—	(178)	232	10,242
Depreciation and amortization on wholly owned centers	25,364	21,479	73,853	55,229
Depreciation and amortization on joint ventures and from the management companies (pro rata)	11,240	11,076	34,180	25,541
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(2,544)	(2,309)	(6,847)	(5,136)

Total FFO - basic	61,696	45,934	178,351	112,779

Additional adjustment to arrive at FFO -diluted
Interest expense and amortization of loan costs on the debentures	—	2,443	—	7,251
Preferred stock dividends earned	2,067	5,195	12,458	15,222
Effect of employee/director stock incentive plans FFO - diluted	63,763	53,572	190,809	135,252
Weighted average shares outstanding - diluted (d)	75,307	62,852	75,124	61,125

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBIDTA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

Net income - available to common stockholders	39,732	11,676	87,728	27,748

Interest expense	31,858	36,255	98,847	86,415
Interest expense - unconsolidated entitites (pro rata)	14,395	14,398	42,311	35,786
Depreciation and amortization - wholly-owned centers	25,364	21,479	73,853	55,229
Depreciation and amortization - unconsolidated entitites (pro rata)	11,240	11,076	34,180	25,541
Minority interest	10,214	4,184	22,913	9,364
Loss on early extingusihment of debt	126	870	126	870
Loss (gain) on sale of assets - wholly-owned centers	(23,015)	6	(34,567)	(10,209)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	41	(2,527)	(160)	7,893
Preferred dividends	2,067	5,195	12,458	15,222

EBITDA (k)	$112,022	$102,612	$337,689	$253,859

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

EBITDA (k)	$112,022	$102,612	$337,689	$253,859

Add: REIT general and administrative expenses	2,811	1,886	8,832	5,430
Management Company expenses - wholly-owned	1,816	1,489	7,227	3,974
Management Company expenses - unconsolidated entity	—	(738)	(1,549)	(472)
EBITDA of non-comparable centers	(40,740)	(30,008)	(127,144)	(43,762)

SAME CENTERS - Net operating income (“NOI”) (l)	$75,909	$75,241	$225,055	$219,029

(k)   EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.  EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)    The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.